EXHIBIT 5.1

December 2, 2014

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by LendingClub Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about December 2, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 39,400,000 shares of the Company’s Common Stock (the “Stock”), subject to issuance by the Company upon the exercise or settlement of equity awards to be granted under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2014 Equity Incentive Plan (the “2014 EIP”) or the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and, together with the 2007 Plan and 2014 EIP, the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on September 5, 2014 (the “Restated Certificate”);

(2)	the form of the Company’s Restated Certificate of Incorporation to be in effect upon the Company’s initial public offering (the “Post-IPO Restated Certificate”)

(3)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on June 17, 2009 (the “Bylaws”);

(4)	the form of the Company’s Restated Bylaws to be in effect upon the Company’s initial public offering (the “Post-IPO Restated Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	The prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the Plans and related forms of Plan agreements governing the issuance of Stock under the Plans in the forms filed as exhibits to the Registration Statement (such agreements, “Plan Agreements”);

(6)	copies of minutes of meetings and actions by the written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) pursuant to which, the Restated Certificate, Post-IPO Restated Certificate and the Bylaws and Post-IPO Restated Bylaws were approved;

LendingClub Corporation

December 2, 2014

(7)	copies of minutes of meetings and actions by the written consent of the Board and the Stockholders pursuant to which, the Plans were adopted and approved, the Stock was reserved for issuance pursuant to the Plans and the filing of the Registration Statement was approved;

(8)	the stock records provided to us by the Company verifying the number of issued and outstanding securities (consisting of a list of the Company’s stockholders as of October 31, 2014 issued by the Company’s transfer agent and a list of the Company’s option and warrant holders and holders of any rights to purchase capital stock as of October 31, 2014);

(9)	A Certificate of Good Standing issued by the Delaware Secretary of State dated November 26, 2014, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed and the due authorization, execution and delivery of all documents by each party other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied upon the Certificate of Good Standing and representations made to us by the Company in the Management Certificate. With respect to our opinion expressed in paragraph (2) below, we have assumed that there will be no subsequent

LendingClub Corporation

December 2, 2014

amendment to the Restated Certificate (other than the Post-IPO Restated Charter and an amendment to authorize sufficient additional shares of Common Stock from time to time) that would adversely affect our opinion and that, at any time when any shares of the Stock are issued and sold, the Company will have a sufficient number of authorized but unissued shares of its Common Stock to be able to issue such shares of the Stock.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 39,400,000 shares of Stock that may be issued and sold by the Company upon the exercise or settlement of equity awards to be granted under the Plans, when issued, sold and delivered in accordance with the Plans and Plan Agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Registration Statement or the facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP